                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                    (13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)(1)


                                 IP AXCESS, INC.
          ------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No par value
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                    237842109
          ------------------------------------------------------------
                                 (CUSIP Number)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [x]      Rule 13d-1(c)
         [_]      Rule 13d-1(d)


(1) The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

---------------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 237842109
---------------------------------------------------------------------------------------------------------------------------------
       1  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cranshire Capital, L.P.

---------------------------------------------------------------------------------------------------------------------------------
       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

---------------------------------------------------------------------------------------------------------------------------------
       3  SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois limited partnership
          U.S.A.
---------------------------------------------------------------------------------------------------------------------------------
                                          5  SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
---------------------------------------------------------------------------------------------------------------------------------
                                          6  SHARED VOTING POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
                                          7  SOLE DISPOSITIVE POWER

                                       -0-

---------------------------------------------------------------------------------------------------------------------------------
                                          8  SHARED DISPOSITIVE POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,480,303 shares of Common Stock (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]

          Not Applicable

---------------------------------------------------------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4% (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          PN

---------------------------------------------------------------------------------------------------------------------------------

                                       13G

---------------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 237842109
---------------------------------------------------------------------------------------------------------------------------------
       1  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Downsview Capital, Inc.

---------------------------------------------------------------------------------------------------------------------------------
       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

---------------------------------------------------------------------------------------------------------------------------------
       3  SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois corporation
          U.S.A.
---------------------------------------------------------------------------------------------------------------------------------
                                          5  SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
---------------------------------------------------------------------------------------------------------------------------------
                                          6  SHARED VOTING POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
                                          7  SOLE DISPOSITIVE POWER

                                       -0-

---------------------------------------------------------------------------------------------------------------------------------
                                          8  SHARED DISPOSITIVE POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,480,303 shares of Common Stock (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]

          Not Applicable

---------------------------------------------------------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4% (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          CO

---------------------------------------------------------------------------------------------------------------------------------

                                       13G

---------------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 237842109
---------------------------------------------------------------------------------------------------------------------------------
       1  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JMJ Capital, Inc.

---------------------------------------------------------------------------------------------------------------------------------
       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

---------------------------------------------------------------------------------------------------------------------------------
       3  SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois corporation
          U.S.A.
---------------------------------------------------------------------------------------------------------------------------------
                                          5  SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
---------------------------------------------------------------------------------------------------------------------------------
                                          6  SHARED VOTING POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
                                          7  SOLE DISPOSITIVE POWER

                                       -0-

---------------------------------------------------------------------------------------------------------------------------------
                                          8  SHARED DISPOSITIVE POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,480,303 shares of Common Stock (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]

          Not Applicable

---------------------------------------------------------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4% (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          CO

---------------------------------------------------------------------------------------------------------------------------------

                                       13G

---------------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 237842109
---------------------------------------------------------------------------------------------------------------------------------
       1  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          EURAM Cap Strat. "A" Fund Limited

---------------------------------------------------------------------------------------------------------------------------------
       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

---------------------------------------------------------------------------------------------------------------------------------
       3  SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands exempted company
          Cayman Islands
---------------------------------------------------------------------------------------------------------------------------------
                                          5  SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
---------------------------------------------------------------------------------------------------------------------------------
                                          6  SHARED VOTING POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
                                          7  SOLE DISPOSITIVE POWER

                                       -0-

---------------------------------------------------------------------------------------------------------------------------------
                                          8  SHARED DISPOSITIVE POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,480,303 shares of Common Stock (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]

          Not Applicable

---------------------------------------------------------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4% (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          CO

---------------------------------------------------------------------------------------------------------------------------------

                                       13G

---------------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 237842109
---------------------------------------------------------------------------------------------------------------------------------
       1  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mitchell P. Kopin

---------------------------------------------------------------------------------------------------------------------------------
       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

---------------------------------------------------------------------------------------------------------------------------------
       3  SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. Citizen
---------------------------------------------------------------------------------------------------------------------------------
                                          5  SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
---------------------------------------------------------------------------------------------------------------------------------
                                          6  SHARED VOTING POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
                                          7  SOLE DISPOSITIVE POWER

                                       -0-

---------------------------------------------------------------------------------------------------------------------------------
                                          8  SHARED DISPOSITIVE POWER

                                             1,480,303 shares of Common Stock
                                             (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,480,303 shares of Common Stock (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]

          Not Applicable

---------------------------------------------------------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4% (See Item 4)

---------------------------------------------------------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN

---------------------------------------------------------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  IP Axcess, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6509 Windcrest Drive, Suite 120, Plano, Texas 75024

ITEM 2(a).        NAME OF PERSON FILING
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
ITEM 2(c).        CITIZENSHIP

                  Cranshire Capital, L.P.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois limited partnership

                  Downsview Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois corporation

                  JMJ Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois corporation

                  EURAM Cap Strat. "A" Fund Limited
                  c/o JMJ Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Cayman Islands exempted company

                  Mitchell P. Kopin
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  U.S. Citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value, of the Company ("Common Stock")

ITEM 2(e).        CUSIP NUMBER:

                  237842109

ITEM 3. If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) [ ] Bank as defined in Section 3 (a) (6) of the Exchange
                          Act;
                  (c) [ ] Insurance company as defined in Section 3 (a) (19)
                          of the Exchange Act;
                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act;
                  (e) [ ] An investment advisor in accordance with Rule 13d-1
                          (b) (1) (ii) (E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1 (b) (1) (ii) (F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1 (b) (1) (ii) (G);
                  (h) [ ] A savings association as defined in Section 3 (b)
                          of the Federal Deposit Insurance Act;
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1 (b) (1) (ii) (J);

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]


ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

                  (a)      Amount beneficially owned:

                           1,480,303 shares of Common Stock*

                  (b)      Percent of class:

                           5.4% (based on 26,818,000 shares of Common Stock outstanding as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote - 0

                           (ii) Shared power to vote or direct the vote - 1,480,303*

                           (iii) Sole power to dispose or to direct the disposition of - 0

                           (iv) Shared power to dispose or to direct the disposition of - 1,480,303*

                  * Includes (i) 694,705 shares of Common Stock and (ii) 785,598 shares of Common Stock currently issuable to the Reporting Persons upon the exercise of certain warrants issued to them by the Company.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  NOT APPLICABLE


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  NOT APPLICABLE

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  NOT APPLICABLE


ITEM 10. CERTIFICATION.

                  By signing below, each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose of effect.

                                  SIGNATURE


                  After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   January 22, 2001
                          -----------------------------------
                                       (Date)

                          CRANSHIRE CAPITAL, L.P.

                          By:      Downsview Capital, Inc.,
                                   its General Partner

                          By:        /s/  Mitchell P. Kopin
                                   -----------------------------
                                   Mitchell P. Kopin, President

                          DOWNSVIEW CAPITAL, INC.

                          By:        /s/  Mitchell P. Kopin
                                   -----------------------------
                                   Mitchell P. Kopin, President

                          EURAM CAP STRAT. "A" FUND LIMITED

                          By:      JMJ Capital, Inc.,
                                   its Investment Manager

                          By:        /s/  Mitchell P. Kopin
                                   -----------------------------
                                   Mitchell P. Kopin, President

                          JMJ CAPITAL, INC.

                          By:        /s/  Mitchell P. Kopin
                                   -----------------------------
                                   Mitchell P. Kopin, President

                          MITCHELL P. KOPIN

                          /s/  Mitchell P. Kopin
                          -----------------------------------